                         AGREEMENT OF SALE AND PURCHASE

                                     BETWEEN


                          HSOV ASHFORD PERIMETER, LLC,

                      A DELAWARE LIMITED LIABILITY COMPANY

                                    AS SELLER

                                       AND


                          HARVARD PROPERTY TRUST, LLC,

                      A DELAWARE LIMITED LIABILITY COMPANY


                                  AS PURCHASER

                                  PERTAINING TO

                  ASHFORD PERIMETER BUILDING, ATLANTA, GEORGIA


                            EXECUTED EFFECTIVE AS OF

                                NOVEMBER 4, 2004

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                         AGREEMENT OF SALE AND PURCHASE

                THIS AGREEMENT OF SALE AND PURCHASE (this "AGREEMENT") is entered into and effective for all purposes as of November 4, 2004 (the "EFFECTIVE DATE"), by and between HSOV ASHFORD PERIMETER, LLC, a Delaware limited liability company ("SELLER"), and HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company ("PURCHASER").

                In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        SECTION 1.1 DEFINITIONS. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

                "AFFILIATE" means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

                "AGREEMENT" has the meaning ascribed to such term in the opening paragraph.

                "AUTHORITIES" means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property, the Improvements, or any portion thereof.

                "BROKER" has the meaning ascribed to such term in Section 11.1.

                "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

                "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss. 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. ss. 9601 et seq.), as the same may be amended.

                "CERTIFICATE AS TO FOREIGN STATUS" has the meaning ascribed to such term in Section 10.3(e).

                "CERTIFYING PARTY" has the meaning ascribed to such term in
Section 4.5.

                "CLOSING" means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

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                "CLOSING DATE" means the date on which the Closing occurs, which date will be January 6, 2005, or such earlier or later date to which Purchaser and Seller may hereafter agree in writing.

                "CLOSING STATEMENT" has the meaning ascribed to such term in
Section 10.4(a).

                "CLOSING SURVIVING OBLIGATIONS" means the covenants, rights, liabilities and obligations set forth in Sections 3.2(a), 3.2(b) (subject to Section 16.1), 4.9, 5.2(a), 5.2(d), 5.3, 5.5, 5.6, 8.1 (subject to Section
16.1), 8.2, 10.4 (subject to the limitations therein), 10.7, 11.1, 13.3, 16.1 and Article 17.

                "CLOSING TIME" has the meaning ascribed to such term in Section 10.4(a).

                "CODE" has the meaning ascribed to such term in Section 4.9.

                "COMMITMENT" has the meaning ascribed to such term in Section 6.2(a).

                "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement dated , 2004 executed by Purchaser.

                "DEED" has the meaning ascribed to such term in Section 10.3(a).

                "DEPOSIT" has the meaning ascribed to such term in Section 4.1.

                "DEPOSIT TIME" means 5:00 p.m. Dallas, Texas time on the Business Day that immediately precedes the Closing Date.

                "DOCUMENTS" has the meaning ascribed to such term in Section 5.2(a).

                "EARNEST MONEY DEPOSIT" has the meaning ascribed to such term in
Section 4.1.

                "EFFECTIVE DATE" has the meaning ascribed to such term in the opening paragraph of this Agreement.

                "ENVIRONMENTAL LAWS" means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time prior to and are in effect as of the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. ss. 1802 et seq.), RCRA, thE Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), THE Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. ss. 11001 et seq.), the Radon and Indoor AiR Quality Research Act (42 U.S.C. ss. 7401 note, et seq.), comparable state and local laws, and any


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and all rules anD regulations which are in effect as of the date of this
Agreement under any and all of the aforementioned laws.

                "ESCROW INSTRUCTIONS" has the meaning ascribed to such term in
Section 4.2.

                "EXISTING SURVEY" has the meaning ascribed to such term in
Section 6.1.

                "GENERAL CONVEYANCE" has the meaning ascribed to such term in
Section 10.2(b).

                "GOVERNMENTAL REGULATIONS" means all laws, ordinances, rules and regulations of the Authorities applicable to Seller or Seller's use and operation of the Real Property or the Improvements or any portion thereof.

                "HAZARDOUS SUBSTANCES" means all (a) asbestos, radon gas, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls of 50 ppm or greater, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, including, without limitation CERCLA, RCRA, the National Environmental Policy Act (42 U.S.C. ss. 4321 et seq.), the HazardouS Substances Transportation Act, the Toxic Substances Control Act, the Clean Water Act (33 U.S.C. ss. 1321 et seq.), the Clean Air Act, the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as such Laws have beeN amended and/or supplemented from time to time prior to the date of this Agreement, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws, in effect as of or prior to the date of this Agreement or as the same may be amended or supplemented after the date of this Agreement.

                "IMPROVEMENTS" means all buildings, structures, fixtures, parking areas and improvements owned by Seller and located on the Real Property.

                "INDEPENDENT CONSIDERATION" has the meaning ascribed to such term in Section 3.4.

                "INSPECTION PERIOD" means the period beginning upon the Effective Date and ending at 5:00 p.m., Dallas, Texas time, on the twenty-first
(21st) day following the Effective Date.

                "LEASING COSTS" has the meaning ascribed to such term in Section 10.4(e).

                "LICENSEE PARTIES" has the meaning ascribed to such term in
Section 5.1(a).


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                "LICENSES AND PERMITS" means, collectively, all of Seller's right, title and interest, to the extent assignable without the necessity of consent or assignable only with consent and such consent has been obtained, in and to licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the Authorities prior to Closing in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

                "LISTS" has the meaning ascribed to such term in Section 8.2(f).

                "MAJOR TENANTS" has the meaning ascribed to such term in Section 7.2(a).

                "NEW TENANT COSTS" has the meaning ascribed to such term in
Section 10.4(e).

                "OFAC" has the meaning ascribed to such term in Section 8.2(e).

                "OFFICIAL RECORDS" means the Official Records of Real Property in the Office of the Clerk and Recorder of the City of Atlanta and County of DeKalb, Georgia.

                "OPERATING EXPENSE RECOVERIES" has the meaning ascribed to such term in Section 10.4(c).

                "ORDER" has the meaning ascribed to such term in Section 8.2(e).

                "ORDERS" has the meaning ascribed to such term in Section
8.2(e).

                "OTHER PARTY" has the meaning ascribed to such term in Section 4.5.

                "PERMITTED EXCEPTIONS" has the meaning ascribed to such term in
Section 6.2(a).

                "PERMITTED OUTSIDE PARTIES" has the meaning ascribed to such term in Section 5.2(b).

                "PERSON" means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, trust, employee benefit plan, tribunal, governmental entity, department, or agency, or other entity.

                "PERSONAL PROPERTY" means all of Seller's right, title and interest in and to the equipment, appliances, tools, supplies, machinery, artwork, furnishings, property-level books and records and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements and described on EXHIBIT A attached hereto.

                "PREPAYMENT PREMIUM" has the meaning ascribed to such term in
Section 10.6(a).

                "PROPERTY" has the meaning ascribed to such term in Section 2.1.

                "PRORATION ITEMS" has the meaning ascribed to such term in
Section 10.4(a).


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                "PURCHASE PRICE" has the meaning ascribed to such term in
Section 3.1.

                "PURCHASER" has the meaning ascribed to such term in the opening paragraph of this Agreement.

                "PURCHASER'S INFORMATION" has the meaning ascribed to such term in Section 5.2(c).

                "RCRA" means the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), as amendeD by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.

                "REAL PROPERTY" means those certain parcels of or interests in real property located in DeKalb County, Georgia, as more particularly described on EXHIBIT B attached hereto and made a part hereof, together with all of Seller's right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller's right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.

                "RECORDS AND PLANS" means, collectively: (i) all books and records, including but not limited to property operating statements, specifically relating to the Improvements; (ii) all structural reviews, architectural drawings and engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property or the Improvements; and (iii) all final plans, specifications and drawings of the Improvements or any portion thereof. The terms "Records and Plans" shall not include (1) any document or correspondence which would be subject to the attorney- client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers;
(4) any internal memoranda, reports or assessments of Seller or Seller's Affiliates relating to Seller's valuation of the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller's Affiliates or externally; (6) any documents or items which Seller considers confidential or proprietary; (7) any documents or items which are not in Seller's possession and control, and (8) any materials projecting or relating to the future performance of the Property.

                "RENTALS" has the meaning ascribed to such term in Section 10.4(b), and some may be "Delinquent" in accordance with the meaning ascribed to such term in Section 10.4(b).

                "RENT ROLL" has the meaning ascribed to such term in Section 5.2(a).

                "REPORTING PERSON" has the meaning ascribed to such term in
Section 4.9(a).

                "SELLER" has the meaning ascribed to such term in the opening paragraph of this Agreement.

                "SELLER CERTIFICATE" has the meaning ascribed to such term in
Section 7.2(b).


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                "SERVICE CONTRACTS" means all of Seller's right, title and interest in all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, Improvements or Personal Property and under which Seller is currently paying for services rendered in connection with the Property, as listed and described on EXHIBIT C attached hereto, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1(f), except that any management agreements will be terminated at Closing and are excluded from such term.

                "SIGNIFICANT PORTION" means damage by fire or other casualty to the Real Property and the Improvements or a portion thereof requiring repair costs in excess of $1,000,000 as such repair costs are reasonably estimated by Seller.

                "TENANT DEPOSITS" means all security deposits, paid or deposited by the Tenants to Seller, as landlord, or any other person on Seller's behalf pursuant to the Tenant Leases, which have not been applied to obligations under Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants).

                "TENANT LEASES" means the following pertaining to the
Improvements: (i) any and all written leases, rental agreements, occupancy agreements and license agreements (and any and all written renewals, amendments, modifications and supplements thereto) entered into on or prior to the Effective Date, (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements entered into after the Effective Date and prior to the Closing Date and (iii) any and all new written renewals, amendments, modifications and supplements to any of the foregoing entered into after the Effective Date and prior to the Closing Date, and, as to (ii) and
(iii) only, to the extent approved by Purchaser pursuant to Section 7.1(e) to the extent such approval is required under Section 7.1(e). Tenant Leases will not include subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Tenant Leases.

                "TENANT NOTICE LETTERS" has the meaning ascribed to such term in
Section 10.7.

                "TENANTS" means all persons or entities leasing, renting or occupying space within the Improvements pursuant to the Tenant Leases, but expressly excludes any subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through Tenants.

                "TERMINATION SURVIVING OBLIGATIONS" means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.6, 11.1, 12.1,
Article XIII and Article XVII.

                "TITLE COMPANY" means Partners Title Company, having an office address at 712 Main Street, Suite 2000E, Houston, Texas 77002-3215, Attention:
Reno Hartfiel, Phone: (713) 229-8484.

                "TITLE POLICY" has the meaning ascribed to such term in Section 6.2(a).


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

                "TO SELLER'S KNOWLEDGE" means the present actual (as opposed to constructive or imputed) knowledge solely of Tim Lowery, without any independent investigation or inquiry whatsoever. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller's knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller's representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals).

                "TRAVELER'S LOAN" means that certain $27,000,000 loan made by The Travelers Insurance Company to Seller and secured by the Property.

                "TRAVELER'S LOAN AGREEMENT" means that certain Loan Agreement between Seller and The Travelers Insurance Company dated August 1, 2003.

        SECTION 1.2 REFERENCES; EXHIBITS AND SCHEDULES. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words "herein," "hereof," "hereinafter" and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

                                   ARTICLE II
                         AGREEMENT OF PURCHASE AND SALE

        SECTION 2.1 AGREEMENT. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the "PROPERTY"):

                (a)     the Real Property;

                (b)     the Improvements;

                (c)     the Personal Property;

                (d) all of Seller's right, title and interest as lessor in and to the Tenant Leases and, subject to the terms of the respective applicable Tenant Leases, the Tenant Deposits;

                (e) all of Seller's right, title and interest, if any, in, to and under the Service Contracts and the Licenses and Permits, in each case to the extent assignable without the necessity of consent or approval and, if consent or approval is required, to the extent any necessary consent or approval has been obtained;

                (f) all of Seller's right, title and interest, to the extent assignable or transferable without the necessity of consent or approval (and if consent or approval is required, to the extent such consent or approval has been obtained), in and to all trade names, trademarks, logos and service marks (in each case, if any) utilized solely by Seller in connection with the


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operation of the Real Property and Improvements (other than the names or variations thereof of Seller, its Affiliates, the property manager and Tenants);

        SECTION 2.2 INDIVISIBLE ECONOMIC PACKAGE. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

                                  ARTICLE III
                                  CONSIDERATION

        SECTION 3.1 PURCHASE PRICE. The purchase price for the Property (the "PURCHASE PRICE") will be FORTY SIX MILLION THREE HUNDRED THOUSAND and No/100 Dollars ($46,300,000.00) in lawful currency of the United States of America, payable as provided in Section 3.3. To the extent that the Prepayment Premium is less than the prepayment premium that would have otherwise been payable had such premium been calculated in accordance with Section 2.3(4) of the Traveler's Loan Agreement (the "HYPOTHETICAL PREPAYMENT PREMIUM"), the Purchase Price shall be increased by one-half (1/2) of the amount by which the Prepayment Premium is less than the Hypothetical Prepayment Premium. For example, if the Hypothetical Prepayment Premium is $1,500,000 and the Prepayment Premium is $1,000,000, the Purchase Price shall be increased by $250,000 (($1,500,000 - $1,000,000) x 1/2.)

        SECTION 3.2     ASSUMPTION OF OBLIGATIONS.

                (a) As additional consideration for the purchase and sale of the Property, effective as of Closing, Purchaser will be deemed to have, and by virtue of closing the purchase of the Property Purchaser shall have: (1) assumed and agreed to perform or pay, as applicable, (i) all of the covenants and obligations of Seller, Seller's predecessor in title and Seller's Affiliates pursuant to the Tenant Leases and Service Contracts assigned to Purchaser and which are to be performed subsequent to the Closing Date, (ii) all obligations under the Tenant Leases and the Service Contracts assigned to Purchaser and relating to the physical or environmental condition of the Property, regardless of whether such obligations arise before or after the Closing Date and (iii) the Leasing Costs for which Purchaser is responsible under Section 10.4(e) below; and (2) assumed and agreed to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation of Seller or any of its Affiliates resulting from, arising out of or in any way related to the Licenses and Permits and arising or accruing on or after the Closing Date. Purchaser hereby indemnifies, defends, and holds Seller and its Affiliates harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by Seller or its Affiliates and arising out of the failure of Purchaser to perform its obligations pursuant to this Section 3.2(a). The provisions of this Section 3.2(a) shall fully survive the closing without limitation.

                (b) Effective as of Closing, Seller will be deemed to have, and by virtue of closing the sale of the Property Seller shall have, agreed to indemnify and hold Purchaser harmless from and against any and all claims, liens, damages, demands, causes of action,

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liabilities, lawsuits, judgments, losses, costs and expenses (including without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by Purchaser by reason of or arising out of any failure by Seller to perform its obligations under the Service Contracts and Tenant Leases assigned to Purchaser to the extent the same arose prior to the Closing Date, other than
(1) any obligations relating to the physical or environmental conditions of the Property, and (2) any Leasing Costs, which obligations are expressly assumed by Purchaser as provided in Section 3.2(a) above; provided, however, that Seller's obligations under this subsection (b) shall not apply to any claims which (i) are based on any matter which is identified in this Agreement (including the Schedules and Exhibits hereto) as an exception or qualification to any representation or warranty of Seller set forth herein, or in any estoppel certificate delivered to Purchaser at or prior to the Closing pursuant to this Agreement by any Tenant, (ii) are based on any matter constituting a breach of Seller's representations and warranties that is deemed waived by Purchaser pursuant to the terms of this Agreement or (iii) are based on a liability which was taken into account as a Closing adjustment pursuant to Section 10.4. The provisions of this Section 3.2(b) are subject in all events to the provisions of
Section 16.1 below. This Section 3.2(b) shall survive Closing only to the extent provided in Section 16.1 below.

        SECTION 3.3 METHOD OF PAYMENT OF PURCHASE PRICE. No later than the Deposit Time, Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.4), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. No later than 2:00 p.m. Dallas, Texas time on the Closing Date: (a) Purchaser will cause the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.4), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement; and (b) Seller will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

        SECTION 3.4 INDEPENDENT CONSIDERATION. The sum of One Hundred Dollars ($100.00) (the "INDEPENDENT CONSIDERATION") out of the Earnest Money Deposit is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date hereof, and is not refundable to Purchaser under any circumstances. Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by the Title Company to Seller.

                                   ARTICLE IV
                  EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS

        SECTION 4.1 THE DEPOSIT. Within two (2) Business Days after the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit with the Title Company, in good funds immediately collectible by the Title Company, the sum of One Million and No/100 Dollars ($1,000,000.00) (the "FIRST DEPOSIT"), which will be held in escrow by the Title Company pursuant to the terms of this Agreement. If Purchaser has not previously terminated this Agreement, then within two (2) Business Days after the expiration of the Inspection Period, Purchaser shall deposit with the Title Company, in good funds immediately collectible by the Title Company, an additional sum of One Million and No/100 Dollars ($1,000,000.00) (the "SECOND DEPOSIT"), which will be held in escrow by the Title Company pursuant to the terms of this Agreement. The Deposit (plus all interest earned thereon), and the Second Deposit (plus all interest earned thereon), when deposited, less the Independent Consideration, shall be the "EARNEST MONEY DEPOSIT" for purposes of this Agreement. If Purchaser fails to timely make the Second Deposit, then Purchaser shall be in default hereunder, and Seller shall be entitled to exercise its rights and remedies under Section 13.2. At Closing, the Earnest Money Deposit shall be applied towards payment of the Purchase Price.

        SECTION 4.2 ESCROW INSTRUCTIONS. Article IV of this Agreement constitutes the escrow instructions of Seller and Purchaser to the Title Company with regard to the Earnest Money Deposit and the Closing (the "ESCROW INSTRUCTIONS"). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.

        SECTION 4.3 DOCUMENTS DEPOSITED INTO ESCROW. On or before the Deposit Time, (a) Purchaser will cause the difference between the Purchase Price and the Deposit and interest thereon (subject to the prorations provided for in Section 10.4 and with the addition of all Closing costs to be paid by Purchaser) to be transferred to the Title Company's escrow account, in accordance with the timing and other requirements of Section 3.3, (b) Purchaser will deliver in escrow to the Title Company the documents described and provided for in Section 10.2(b), (c), (d) and (e) below, and (c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.3(a), (b),
(c), (d), (e), (f), (g), (i) and (l) below.

        SECTION 4.4 CLOSE OF ESCROW. Provided that the Title Company has not received from Seller or Purchaser any written termination notice as described and provided for in Section 4.5 (or if such a notice has been previously received, provided that the Title Company has received from such party a withdrawal of such notice), when Purchaser and Seller have delivered the documents required by Section 4.3, the Title Company will:

                (a) If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under Section 6045(e) of the Internal Revenue Code and Section 4.9;

                (b) Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;

                (c) Disburse to Seller, by wire transfer to Seller of immediately available federal funds, in accordance with wiring instructions to be obtained by the Title Company from

Seller, all sums to be received by Seller from Purchaser at the Closing, comprised of the Purchase Price as adjusted in accordance with the provisions of this Agreement;

                (d) Deliver the Deed to Purchaser by agreeing to cause the same to be recorded in the Official Records and agreeing to obtain conformed copies of the recorded Deed for delivery to Purchaser and to Seller following recording;

                (e) Issue to Purchaser the Title Policy required by Section 6.2(a) of this Agreement;

                (f) Deliver to Seller, in addition to Seller's Closing proceeds, all documents deposited with the Title Company for delivery to Seller at the Closing; and

                (g) Deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.

        SECTION 4.5 TERMINATION NOTICES. Other than as provided in Section 5.4, if at any time the Title Company receives a certificate of either Seller or Purchaser (for purposes of this Section 4.5, the "CERTIFYING PARTY") stating that: (a) the Certifying Party is entitled to receive the Earnest Money Deposit pursuant to the terms of this Agreement, and (b) a copy of the certificate was delivered as provided herein to the other party (for purposes of this Section 4.5, the "OTHER PARTY") prior to or contemporaneously with the giving of such certificate to the Title Company, then, unless the Title Company has then previously received, or receives within three (3) Business Days after receipt of the Certifying Party's certificate, contrary instructions from the Other Party, the Title Company, within one (1) Business Day after the expiration of the foregoing three (3) Business Day period, will deliver the Independent Consideration to Seller and the Earnest Money Deposit to the Certifying Party, and thereupon the Title Company will be discharged and released from any and all liability hereunder. If the Title Company receives contrary instructions from the Other Party within three (3) Business Days following the Title Company's receipt of said certificate, the Title Company will not so deliver the Earnest Money Deposit, but will continue to hold the same pursuant hereto, subject to
Section 4.6.

        SECTION 4.6 INDEMNIFICATION OF TITLE COMPANY. If this Agreement or any matter relating hereto becomes the subject of any litigation or controversy, Purchaser and Seller jointly and severally, will hold Title Company free and harmless from any loss or expense, including reasonable attorneys' fees, that may be suffered by it by reason thereof other than as a result of Title Company's gross negligence or willful misconduct. In the event conflicting demands are made or notices served upon Title Company with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the Escrow Instructions, Purchaser and Seller expressly agree that the Title Company will be entitled to file a suit in interpleader and to obtain an order from the court requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon delivery of the Independent Consideration to Seller and the filing of the action in interpleader and the deposit of the Earnest Money Deposit into the registry of the court, the Title Company will be fully released and discharged from any further obligations imposed upon it by this Agreement after such deposit.

        SECTION 4.7 MAINTENANCE OF CONFIDENTIALITY BY TITLE COMPANY. Except as may otherwise be required by law or by this Agreement, Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller in each instance.

        SECTION 4.8 INVESTMENT OF EARNEST MONEY DEPOSIT. Title Company will invest and reinvest the Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond the Closing Date, or (b) an interest-bearing account at a commercial bank mutually acceptable to Seller, Purchaser and Title Company. The investment of the Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the original amount of the Deposit as provided in Article XIII, or of its obligation to pay the Purchase Price. All interest earned on the Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income until such time as Seller is entitled to the Deposit pursuant to this Agreement. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrued on the Deposit.

        SECTION 4.9 DESIGNATION OF REPORTING PERSON. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 4.9, the "CODE"), and any related reporting requirements of the Code, the parties hereto agree as follows:

                (a) The Title Company (for purposes of this Section 4.9, the "REPORTING PERSON"), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

                (b)     Seller and Purchaser each hereby agree:

                        (i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

                        (ii) to provide to the Reporting Person such party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

                (c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

                (d) The addresses for Seller and Purchaser are as set forth in Section 14.1 hereof, and the real estate subject to the transfer provided for in this Agreement is described in EXHIBIT B.

                                   ARTICLE V
                             INSPECTION OF PROPERTY

        SECTION 5.1     ENTRY AND INSPECTION.

                (a) From and after the Effective Date, but subject to the provisions of this Section 5.1 and subject to the obligations set forth in
Section 5.3 below, Seller will permit Purchaser and its authorized agents and representatives (collectively, the "LICENSEE PARTIES") the right to enter upon the Real Property at all reasonable times during normal business hours to perform inspections of the Property and communicate with Tenants and service providers; provided, however, Purchaser shall not have the right to communicate with Tenants or service providers unless interviews and communications are coordinated through Seller and Seller shall have the right to participate in any such communications. Purchaser will provide to Seller written notice of the intention of Purchaser or the other Licensee Parties to enter the Real Property at least 48 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and/or the Tenants and service providers with whom any Licensee Party will communicate. At Seller's option, Seller may be present for any such entry, inspection and communication with any Tenants or service providers. Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller's specific prior written consent, which consent may be withheld, delayed or conditioned in Seller's sole and absolute discretion; provided, however, that prior to giving any such approval, Seller shall be provided with a written sampling plan in reasonable detail in order to allow Seller a reasonable opportunity to evaluate such proposal. If Purchaser or the other Licensee Parties undertake any borings or other disturbances of the soil, the soil shall be recompacted to its condition as existed immediately before any such borings or other disturbances were undertaken. If Purchaser or any Licensee Party takes any sample from the Real Property in connection with any testing, Purchaser shall, upon the request of Seller, provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

                (b) Subject to the obligations set forth in Section 5.3 below, the Licensee Parties shall have the right to communicate directly with the Authorities for any good faith reasonable purpose in connection with the transaction contemplated by this Agreement (so long as any such communications made during the Inspection Period are conducted without disclosing that a sale of the Property is contemplated).

        SECTION 5.2     DOCUMENT REVIEW.

                (a) Seller has made available prior to the execution and delivery of this Agreement, or will make available within two (2) Business Days after the execution and delivery of this Agreement, to Purchaser and its authorized agents or representatives for review, inspection, examination, analysis, verification and photocopying, at either the office of Seller,

Seller's property manager or at the Real Property, the following relative to the Property to the extent in Seller's possession or control (collectively, the "DOCUMENTS"): (i) all existing environmental reports and studies of the Property made available to Purchaser; (ii) assessments (special or otherwise), ad valorem and personal property tax bills, covering the year preceding the Effective Date;
(iii) Seller's most current rent roll (the "RENT ROLL"); (iv) operating statements for the previous time period covering the period of Seller's ownership of the Property; (v) copies of the Tenant Leases, the Service Contracts, the Licenses and Permits and the Records and Plans; and (vi) a current inventory of the Personal Property.

                (b) Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Subject only to the provisions of Article XII and
Section 17.16, Purchaser agrees not to disclose the contents of the Documents, or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser's organization other than its attorneys, partners, accountants, consultants, lenders or investors (collectively, for purposes of this Section 5.2(b), the "PERMITTED OUTSIDE PARTIES"). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser's organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Purchaser's acquisition and financing of the Property. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and the Tenants or prospective tenants are proprietary and confidential in nature. Subject to the provisions of Section 17.16, Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article
XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents or information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.

                (c) Purchaser will return to Seller all copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser's inspection of the Property (collectively, "PURCHASER'S INFORMATION") not later than ten (10) Business Days following the time this Agreement is terminated for any reason.

                (d) Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller's ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in Section 8.1 below, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by Seller, Seller's Affiliates or any other person or entity). Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.

                (e) Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will terminate Purchaser's obligations pursuant to this Section 5.2.

                (f) Purchaser has advised Seller that Purchaser must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Purchaser and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X, Rule 3-14. Seller agrees (i) to use commercially reasonable efforts to cooperate to make information available to Purchaser's auditors in connection with the preparation of such audited financial statements, and (ii) to make Seller's property manager and Seller's asset manager in respect of the Property available for interview in connection with the conduct of such audit (it being understood and agreed that the foregoing covenants shall survive Closing). Notwithstanding the foregoing covenants, Seller shall have no obligation to take any action that may reasonably be expected to expose Seller to liability from Purchaser's auditors.

        SECTION 5.3     ENTRY AND INSPECTION OBLIGATIONS.

                (a) Purchaser agrees that in entering upon and inspecting or examining the Property and communicating with any Tenants, Purchaser and the other Licensee Parties will not: disturb the Tenants or interfere with their use of the Property pursuant to their respective Tenant Leases; interfere with the operation and maintenance of the Property; damage any part of the Property or any personal property owned or held by any Tenant or any other person or entity; injure or otherwise cause bodily harm to Seller or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Property by reason of the exercise of Purchaser's rights under this Article V; communicate with the Tenants or service providers without Seller's prior written consent as provided in this Article V; or, subject to the provisions of Section 17.16, reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser's organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will: (i) maintain and cause those entering the Property to maintain comprehensive general liability (occurrence) insurance in terms (including contractual indemnity coverage with respect to the indemnity in Section 5.3(b)) and amounts satisfactory to Seller covering any accident arising in connection with the presence or activities of Purchaser or the other Licensee Parties on the Property, and deliver to Seller a certificate of insurance verifying such coverage and Seller being named as an additional insured on such coverage prior to entry upon the Property; (ii) promptly pay when due the costs of all inspections, entries, samplings and tests and examinations done with regard to the Property; and (iii) promptly restore the Property to its condition as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests, but in no event later than ten (10) days after the damage occurs. Nothing contained in this Section 5.3 shall be deemed or construed as Seller's consent to any further physical testing or sampling with respect to the Property after the date hereof.

                (b) Purchaser hereby indemnifies, defends and holds Seller and its members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys' and consultants' fees) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, with respect to the Property or any violation of the provisions of this Section 5.3.

                (c) Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement will terminate Purchaser's obligations pursuant to this Section 5.3.

        SECTION 5.4 RIGHT OF TERMINATION. Seller agrees that in the event Purchaser determines in Purchaser's sole discretion, that the Property is not suitable for its purposes, or that it is in the interest of Purchaser to terminate this Agreement for any other reason, then Purchaser shall have the right to terminate this Agreement by sending written notice thereof (the "Notice of Termination") to Seller prior to the expiration of the Inspection Period. Upon delivery by Purchaser of such Notice of Termination within the Inspection Period, this Agreement shall terminate and the Earnest Money Deposit shall be returned to Purchaser (and the Independent Consideration paid to Seller). If Purchaser fails to send Seller a Notice of Termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 5.4.

        SECTION 5.5 SALE "AS IS". THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED, OR WILL CONDUCT DURING THE INSPECTION PERIOD, ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE SPECIFIC MATTERS REPRESENTED IN
SECTION 8.1 HEREOF (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT), BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.5 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO THE REAL PROPERTY, IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR THE TENANTS AND

(g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN SECTION 8.1 OF THIS AGREEMENT (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT), THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property. Purchaser has conducted prior to the date hereof, or will conduct during the Inspection Period, such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deems necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller (excluding the limited specific matters represented by Seller in Section 8.1 hereof as limited by Section 16.1 of this Agreement) or of any Affiliate, officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser, except as expressly provided in this Agreement. Upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Purchaser acknowledges and agrees that upon Closing, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, "AS IS, WHERE IS," with all faults. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, an Affiliate of Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the "AS IS, WHERE IS" nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser's counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this Agreement. The terms and conditions of this Section 5.5 will expressly survive the Closing and will not merge with the provisions of any closing documents.

                                                        ________________________
                                                              Purchaser Initials

        SECTION 5.6     PURCHASER'S RELEASE OF SELLER.

                (a) SELLER RELEASED FROM LIABILITY. Purchaser, on behalf of itself and its partners, officers, directors, agents, controlling persons and Affiliates, hereby releases Seller and Seller's Affiliates from any and all liability, responsibility, causes of action, claims or demands, whether direct or indirect, known or unknown, accrued or contingent, arising out of or related to the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever except to the extent that such responsibility or liability is the result of the material inaccuracy (if any) of Seller's representation under Section 8.1(j) hereof (as limited by Section 16.1 of this Agreement). Without limiting the foregoing, Purchaser specifically releases Seller and Seller's Affiliates from any claims Purchaser may have against Seller and/or Seller's Affiliates now or in the future arising from the environmental, health or safety condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property. The foregoing waivers and releases by Purchaser shall survive either (i) the Closing and shall not be deemed merged into the provisions of any closing documents, or
(ii) any termination of this Agreement.

                                                        ________________________
                                                              Purchaser Initials

                (b) PURCHASER'S WAIVER OF OBJECTIONS. Purchaser acknowledges that it has prior to the date hereof, or will during the Inspection Period, inspect the Property, observe its physical characteristics and existing conditions and conduct such investigations and studies on the Property and adjacent areas as it deems necessary, and subject only to Seller's responsibility for any breach of the warranty and representation contained in
Section 8.1(j) of this Agreement (as limited by Section 16.1 of this Agreement), Purchaser hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) against Seller, its Affiliates, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to prior uses of the Property.

                (c) ASSUMPTION OF RISK. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.

                                                        ________________________
                                                              Purchaser Initials

                (d) SURVIVAL. The provisions of this Section 5.6 shall survive either (i) the Closing and shall not be deemed merged into the provisions of any closing documents, or (ii) any termination of this Agreement.

        SECTION 5.7 HAZARDOUS MATERIALS. If, subsequent to the execution of this Agreement, Seller obtains knowledge of, or Purchaser's inspection of the Property reveals the presence of any Hazardous Materials or the violation or potential violation of any Environmental Law at, on or under the Property (collectively, a "DEFECTIVE CONDITION"), which Seller, in its sole judgment, determines could constitute a potential liability to Seller after the Closing or should be remedied prior to the sale of the Property, Seller shall have the right upon written notice to Purchaser on or before the Closing Date either (i) to extend the Closing Date for the period of time necessary to complete such remediation at Seller's sole cost and expense, or (ii) to terminate this Agreement upon written notice to Purchaser, in which event the Earnest Money Deposit shall be refunded to Purchaser, and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. Purchaser understands that Seller may elect in its sole discretion to obtain its own new or updated environmental assessments at Seller's cost in furtherance of its rights under this Section 5.7. The terms of this Section 5.7 are solely for the benefit of Seller. Purchaser shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section 5.7.

                                   ARTICLE VI
                            TITLE AND SURVEY MATTERS

        SECTION 6.1 SURVEY. No later than two (2) Business Days after the execution and delivery of this Agreement, Seller will deliver to Purchaser's counsel (if not delivered to Purchaser prior to the date hereof) a copy of that certain survey of the Real Property, dated January 7, 2003, last revised July 31, 2003, prepared by Frontline Surveying and Mapping, Inc. (the "EXISTING SURVEY"). Seller shall have no obligation to obtain any modification, update, or recertification of the Existing Survey.

        SECTION 6.2     TITLE COMMITMENT.

                (a) Purchaser shall cause the Title Company to furnish to Purchaser a preliminary title report or title commitment(the "COMMITMENT"), by the terms of which the Title Company agrees to issue to Purchaser at Closing an owner's policy of title insurance (the "TITLE POLICY") in the amount of the Purchase Price on the ALTA Owner Policy of Title Insurance with extended coverage, Standard Form Rev. 10/17/92 (as amended to date) insuring Purchaser's fee simple title to the Real Property to be good and indefeasible, subject to the terms of such policy and the exceptions described therein. Subject to
Section 6.2(b), all matters shown on the Existing Survey and exceptions listed in the Commitment are conclusively deemed to be acceptable to Purchaser. The term "PERMITTED EXCEPTIONS" means taxes and assessments for the year of Closing and for any other year if not yet due and payable as of Closing and all matters either shown on the Existing Survey or listed in the Commitment. The Title Policy may be delivered after Closing if at the Closing the Title Company issues a currently effective, duly executed "marked up" Commitment and irrevocably commits in writing to issue the Title Policy in the form of the "marked up" Commitment promptly after the Closing Date.

                (b) Notwithstanding any provision of this Section 6.2 to the contrary, Seller will be obligated to cure exceptions to title to the Real Property and Improvements relating to (or, as to (ii), cure or cause deletion from the Title Policy or affirmative title insurance over) (i) liens and security interests securing any loan to Seller, and (ii) any other liens or security interests created by documents executed by Seller to secure monetary obligations, other than liens for ad valorem taxes and assessments.

                                  ARTICLE VII
                    INTERIM OPERATING COVENANTS AND ESTOPPELS

        SECTION 7.1 INTERIM OPERATING COVENANTS. Seller covenants to Purchaser that Seller will:

                (a) OPERATIONS. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Article IX of this Agreement.

                (b) MAINTAIN INSURANCE. From the Effective Date until Closing, maintain fire and extended coverage insurance on the Improvements which is at least equivalent in all material respects to Seller's insurance policies covering the Improvements as of the Effective Date.

                (c) PERSONAL PROPERTY. From the Effective Date until Closing, not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.

                (d) COMPLY WITH GOVERNMENTAL REGULATIONS. From the Effective Date until Closing, not knowingly take any action that Seller knows would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.

                (e) LEASES. From the Effective Date until Closing, not enter into any new lease or any amendments, expansions or renewals of Tenant Leases without the prior written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned, and will be deemed given unless written objection thereto is given within two (2) Business Days after receipt of the relevant information. Furthermore, nothing herein shall be deemed to require Purchaser's consent to any expansion or renewal which Landlord is required to honor pursuant to any Lease.

                (f) SERVICE CONTRACTS. From the Effective Date until Closing, not enter into any service contract other than in the ordinary course of business, unless such service contract is terminable on thirty (30) days notice without penalty or unless Purchaser consents thereto in writing, which approval will not be unreasonably withheld, delayed or conditioned.

                (g) NOTICES. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property.

                (h) UBTI AGREEMENTS. Notwithstanding anything contained in this Agreement to the contrary, if, during the Inspection Period, Purchaser notifies Seller in writing that any existing agreement affecting the Property (including, without limitation, any agreement in respect to the parking facility included in the Improvements) might, if assigned to Purchaser, cause Purchaser to incur unrelated business taxable income under the Internal Revenue Code of 1986, as amended (a "UBTI AGREEMENT"), then Seller shall cause such UBTI Agreement to be terminated at or prior to Closing, to the extent that such UBTI Agreement permits termination by Seller by Closing without the payment of any penalty or termination fee.

        SECTION 7.2     ESTOPPELS.

                (a) It will be a condition to Closing that Seller obtain and deliver to Purchaser, from each of the major tenants listed on EXHIBIT D-1 ("MAJOR TENANTS") and other Tenants leasing space which when added to the Major Tenants aggregates at least 75% of the leased space at the Improvements, executed estoppel certificates, with no material modifications from the estoppel certificate form attached hereto as EXHIBIT D-2; provided, however, (i) to the extent that the form as so completed requires information not required of a Tenant under the provisions of its Tenant Lease, Seller will exercise good faith efforts to obtain an estoppel certificate for such Tenant in the form completed as provided below, or in a form as close thereto as reasonably possible, but in any event an estoppel certificate executed by a Tenant in the form prescribed by its Tenant Lease shall satisfy the requirement of this Section 7.2(a), and (ii) Purchaser will not unreasonably withhold approval of any estoppel certificate as modified by a Tenant and delivered by Seller to Purchaser, provided that the information included in such estoppel is not inconsistent with the information included in the estoppel form completed for such Tenant pursuant to the below provisions of this Section 7.2(a). Within five (5) Business Days after the Effective Date, Seller will deliver to Purchaser completed forms of estoppel certificates, in the form attached hereto as EXHIBIT D-2 and containing the information contemplated thereby, for all Tenants. Within five (5) Business Days following Purchaser's receipt thereof, Purchaser will send to Seller notice either (i)approving such forms as completed by Seller or (ii) setting forth in detail all changes to such forms which Purchaser believes to be appropriate to make the completed forms of estoppel certificates accurate and complete. Seller will make such changes to the extent Seller agrees such changes are appropriate, except that Seller will not be obligated to make any changes which request more expansive information than is contemplated by EXHIBIT D-2. Seller will then circulate the tenant estoppels to the Tenants and exercise good faith efforts to obtain execution of same by the Tenants. Seller shall deliver each estoppel certificate executed by a Tenant (whether or not in compliance herewith) to Purchaser promptly following Seller's receipt thereof. Notwithstanding anything contained herein to the contrary, in no event shall Seller's failure to obtain the required number of acceptable estoppel certificates in accordance with the provisions of this Section 7.2(a) constitute a default by Seller under this Agreement.

                (b) Seller, at its sole option, may elect to satisfy part of the requirements under Section 7.2(a) by delivering a representation certificate of Seller in the form attached hereto as EXHIBIT E (a "SELLER Certificate") for up to 10% of the space leased by non- Major Tenants. If Seller subsequently obtains an estoppel certificate meeting the requirements of Section 7.2(a) hereof, from a Tenant for which Seller has delivered a Seller Certificate, the delivered Seller Certificate will be null and void, and Purchaser will accept such estoppel certificate in its place.

                (c) If, as of the fifth (5th) day prior to the Closing Date, Seller has not obtained and furnished to Purchaser executed estoppel certificates (or a combination of executed estoppel certificates and Seller Certificates permitted under Section 7.2(b) above) sufficient to satisfy the condition set forth in Section 7.2(a), then Purchaser may (i) waive the foregoing condition precedent and proceed to Closing; or (ii) terminate this Agreement, in which event the Earnest Money Deposit (less the Independent Consideration, which shall be paid over to Seller) shall be returned to Purchaser and neither Seller nor Purchaser will have any further obligation under this Agreement except for the Termination Surviving Obligations.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

        SECTION 8.1 SELLER'S REPRESENTATIONS AND WARRANTIES. The following constitute the sole representations and warranties of Seller. Subject to the limitations set forth in Article XVI of this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date:

                (a) STATUS. Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

                (b) AUTHORITY. The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors' rights generally.

                (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Seller and the performance by Seller of Seller's obligations under this Agreement will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

                (d) SUITS AND PROCEEDINGS. To Seller's Knowledge as of the Effective Date, except as listed in EXHIBIT F, there are no legal actions, suits or similar proceedings pending and served, or threatened against Seller relating to the Property or Seller's ownership or operation of the Property, which are not adequately covered by existing insurance or, if adversely determined, would materially adversely affect the value of the Property, the continued operations thereof or Seller's ability to perform Seller's obligations under this Agreement.

                (e) NON-FOREIGN ENTITY. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                (f) TENANTS. To Seller's Knowledge as of the Effective Date, the list of Tenants, as set forth on EXHIBIT G attached hereto, constitutes all of the Tenants from whom Seller is currently accepting rental payments. To Seller's Knowledge, there are no written leases or occupancy agreements affecting the Real Property or Improvements to which Seller is a party and bound with any parties other than the Tenants listed on EXHIBIT G.

                (g) SERVICE CONTRACTS. To Seller's Knowledge as of the Effective Date, none of the service providers listed on EXHIBIT C is in default under any Service Contract. To Seller's Knowledge, the Documents made available to Purchaser pursuant to Section 5.2(a) hereof include copies of all Service Contracts listed on EXHIBIT C under which Seller is currently paying for services rendered in connection with the Property.

                (h) NO VIOLATIONS. To Seller's Knowledge, Seller has not received prior to the Effective Date any written notification from an Authority
(i) that the Real Property and Improvements is in violation of any applicable fire, health, building, use, occupancy or zoning laws or (ii) that any work is required to be done to the Real Property and Improvements where such work remains outstanding and, if unaddressed would have a material adverse affect on the Property or use of the Property as currently operated.

                (i) INSURANCE. To Seller's Knowledge, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Improvements or any part or component thereof that would adversely affect the insurability of the Improvements or cause any increase in the premiums for insurance for the Improvements.

                (j) ENVIRONMENTAL. Except as shown in any environmental reports covering the Real Property and Improvements which have been made available to Purchaser pursuant to Section 5.2(a), to Seller's Knowledge, Seller has not received written notice from any Authorities of the Real Property or Improvements being in violation of any Environmental Law.

                (k) LEASING COMMISSIONS. To Seller's knowledge, all leasing commissions which are attributable to the execution of Tenant Leases existing as of the Effective Date or the move-in of tenants occupying the Property as of the Effective Date have been paid in full; provided, however, no representation is made with respect to leasing commissions due in connection with amendments, modifications, extensions, expansions or renewals of the Tenant Leases or with respect to commissions due in connection with the failure by a tenant to exercise an early termination option.

                (l) MANAGEMENT AGREEMENTS. Any and all property management contracts and leasing agreements with respect to the Property shall be terminated by Seller effective as of the Closing, with Seller having fully paid and discharged any and all obligations accruing thereunder.

        SECTION 8.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller the following:

                (a) STATUS. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

                (b) AUTHORITY. The execution and delivery of this Agreement and the performance of Purchaser's obligations hereunder have been or will be duly authorized by all necessary action on the part of Purchaser and its constituent owners and/or beneficiaries and this Agreement constitutes the legal, valid and binding obligation of Purchaser, subject to equitable principles and principles governing creditors' rights generally.

                (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

                (d) CONSENTS. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

                (e) OFAC COMPLIANCE. Purchaser is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "ORDER") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "ORDERS").

                (f)     LISTS. Neither Purchaser nor any beneficial owner of
Purchaser:

                        (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "LISTS");

                        (ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

                        (iii) is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

                                   ARTICLE IX
                            CONDEMNATION AND CASUALTY

        SECTION 9.1 SIGNIFICANT CASUALTY. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller's notice. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser upon Purchaser's compliance with Section 4.5 and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement, Seller will not be obligated to repair such damage or destruction but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit for the lesser of (i) any insurance deductible amount, or (ii) the cost of such repairs (other than repairs which are the responsibility of Tenants under Tenant Leases) as reasonably estimated by Seller.

        SECTION 9.2 CASUALTY OF LESS THAN A SIGNIFICANT PORTION. If less than a Significant Portion of the Real Property and Improvements is damaged as aforesaid, Purchaser shall not have the right to terminate this Agreement and Seller will not be obligated to repair such damage or destruction but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit for the lesser of (i) any insurance deductible amount, or (ii) the cost of such repairs (other than repairs which are the responsibility of Tenants under Tenant Leases) as reasonably estimated by Seller.

        SECTION 9.3 CONDEMNATION OF PROPERTY. In the event of condemnation or sale in lieu of condemnation of all or any portion of the Real Property and Improvements prior to the Closing, Purchaser will have the option, by providing Seller written notice within ten (10) days after receipt of Seller's notice of such condemnation or sale, of terminating Purchaser's obligations under this Agreement or electing to have this Agreement remain in full force and effect. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Real Property and Improvements, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser's obligations under this Agreement under the provisions of this Section 9.3, the Earnest Money Deposit will be returned to Purchaser upon Purchaser's compliance with Section 4.5 and neither Seller nor Purchaser will have any further obligation under this Agreement except for the Termination Surviving Obligations. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing.

                                   ARTICLE X
                                     CLOSING

        SECTION 10.1 CLOSING. The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date through the escrow established with the Title Company. At Closing, the events set forth in this
Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

        SECTION 10.2 PURCHASER'S CLOSING OBLIGATIONS. At least one (1) Business Day prior to the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to
Section 4.3, for delivery to Seller at Closing as provided herein:

                (a) The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;

                (b) A counterpart of the General Conveyance, Bill of Sale, and Assignment and Assumption substantially in the form attached hereto as
EXHIBIT I (the "GENERAL CONVEYANCE") duly executed by Purchaser;

                (c) Evidence reasonably satisfactory to Seller that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;

                (d)     The Tenant Notice Letters, duly executed by Purchaser;

                (e) A counterpart of any required State, County or Municipal transfer declaration forms; and

                (f) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

        SECTION 10.3 SELLER'S CLOSING OBLIGATIONS. Seller, at its sole cost and expense, will deliver (y) the following items (a), (b), (c), (d), (e), (f),
(g), (i), (l) and (m) in escrow with the Title Company pursuant to Section 4.3, and (z) upon receipt of the Purchase Price, Seller shall deliver the following items (h), (j) and (k) to Purchaser at the Property:

                (a) A limited warranty deed substantially in the form attached hereto as EXHIBIT J (the "DEED"), duly executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions, which Deed shall be delivered to Purchaser by the Title Company agreeing to cause same to be recorded in the Official Records;

                (b)     The General Conveyance duly executed by Seller;

                (c)     The Tenant Notice Letters, duly executed by Seller;

                (d) Evidence reasonably satisfactory to Title Company and Purchaser that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so;

                (e) A certificate in the form attached hereto as EXHIBIT K ("CERTIFICATE AS TO FOREIGN STATUS") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

                (f) The Tenant Deposits, at Seller's option, either (i) in the form of a cashier's check issued by a bank reasonably acceptable to Purchaser, or (ii) as part of an adjustment to the Purchase Price. In the event the Tenant Deposits are in the form of a letter of credit, then Seller shall deliver at Closing the original letter(s) of credit, together with documentation sufficient to cause the letter(s) of credit to be assigned to Purchaser upon approval thereof by the issuer of the letter(s) of credit;

                (g)     A certification meeting the requirements of O.C.G.A.
Section 48-7-128 relating to the withholding of income tax in the State of Georgia.

                (h)     The Personal Property;

                (i) The Rent Roll, updated to show any changes, to Seller's Knowledge, as of one (1) Business Day prior to the Closing Date (which shall be deemed a part of the Documents for purposes of this Agreement);

                (j) All original Licenses and Permits, Tenant Leases, and Service Contracts in Seller's possession and control;

                (k) All keys to the Improvements which are in Seller's possession;

                (l) A counterpart of any required State, County or Municipal transfer declaration forms; and

                (m) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

        SECTION 10.4    PRORATIONS.

                (a) Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the "CLOSING TIME"), the following (collectively, the "PRORATION ITEMS"): real estate and personal property taxes and assessments which are required to be paid for the calendar year in which the Closing occurs, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of (c) below) and operating expenses payable by the owner of the Property. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser's approval (which approval shall not be unreasonably withheld, delayed or conditioned) five (5) days prior to the Closing Date (the "CLOSING STATEMENT"). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Seller's insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Time, in which event no proration will be made at the Closing with respect to utility bills (except to the extent covered by the proration of Operating Expense Recoveries). Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Seller within six (6) months of Closing, except to the extent that sufficient property tax or other information is not available at such time to make a final adjustment of Proration Items, in which event such adjustments will be made as soon as reasonably practicable after such information is made available. The provisions of this Section 10.4 (excluding subsection (e) which is governed by Section 3.2(a) above) will survive the Closing for twelve (12) months.

                (b) Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Closing Time) of all Rentals previously paid to and collected by Seller and attributable to any period following the Closing Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rentals, if any, received by Seller after Closing and properly attributable to any period following the Closing Time. "RENTALS" as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant's proportionate share of building operation and maintenance costs and expenses as provided for under the applicable Tenant Lease, to the extent the same exceeds any expense stop specified in such Tenant Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to Seller or its successor by tenants under the Tenant Leases or from other occupants or users of the Property, excluding specific tenant billings which are governed by
Section 10.4(d) below. Rentals are "DELINQUENT" if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals will not be prorated. Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rentals, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants of the Property. All sums collected by

Purchaser from and after Closing from each Tenant (excluding Tenant payments for Operating Expense Recoveries attributable to the period prior to the Closing Time governed by Section 10.4(c) below and tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below) will be applied first to current amounts owed by such Tenant to Purchaser and then to prior delinquencies owed by such Tenant to Seller. Any sums collected by Purchaser and due Seller will be promptly remitted to Seller. Notwithstanding the foregoing, however, after the Closing Date Seller may collect Delinquent Rentals, amounts owed for Operating Expense Recoveries and billings for tenant work orders directly from Tenants, provided, however, in no event will Seller have the right to threaten termination of any Tenant Lease.

                (c) Seller will prepare a reconciliation as of the Closing Time of the amounts of all billings and charges for operating expenses and taxes in excess of the applicable expense stop, if any, specified in each Tenant Lease (collectively, "OPERATING EXPENSE RECOVERIES") for calendar year 2004. If less amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2004 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses and taxes incurred by Seller for calendar year 2004 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Purchaser will pay such difference to Seller at Closing as an addition to the Purchase Price. If more amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2004 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses and taxes incurred by Seller for calendar year 2004 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Seller will pay to Purchaser at Closing as a credit against the Purchase Price such excess collected amount. Purchaser and Seller agree that such proration of Operating Expense Recoveries at Closing for calendar year 2004 will fully relieve Seller from any responsibility to Tenants or Purchaser for such matters subject to Seller's and Purchaser's right and obligation to finalize prorations within one hundred twenty (120) days after Closing solely to make adjustments necessary to the extent estimates used in the calculation of such reconciliation at Closing differ from actual bills received after Closing for those items covered by such reconciliation at Closing or to correct any errors. In this regard, Purchaser will be solely responsible, from and after Closing, for (i) collecting from Tenants the amount of any outstanding Operating Expense Recoveries for calendar year 2004 for periods before and after Closing, and (ii) where appropriate, reimbursing Tenants for amounts attributable to Operating Expense Recoveries for calendar year 2004, as may be necessary based on annual reconciliations for Operating Expense Recoveries for such calendar year.

                (d) With respect to specific tenant billings for work orders, special items performed or provided at the request of a given Tenant or other specific services, which are collected by Purchaser or Seller after the Closing Time but relate to any such specific services rendered by Seller or its property manager prior to the Closing Time and which are identified on the Tenant's payment as relating to such specific services or which are clearly identifiable as being payment for any such specific services, Purchaser shall cause such collected amounts to be paid to Seller, or Seller may retain such payment if such payment is received by Seller after the Closing Time.

                (e) Notwithstanding any provision of this Section 10.4 to the contrary, Purchaser will be solely responsible for all leasing commissions, brokerage commissions, tenant improvement allowances, legal fees and other expenditures incurred in connection with the lease of space in the Property ("LEASING COSTS") to the extent unpaid as of the Closing Date and becoming due and payable after Closing under or with respect to Tenant Leases entered into prior to the Effective Date, including, without limitation, Leasing Costs pertaining to amendments, modifications, expansions, extensions, renewals of, or failure to exercise termination options under, Tenant Leases becoming effective after the Effective Date. Subject to any approval rights which Purchaser may have pursuant to Section 7.1(e) of this Agreement, Purchaser further agrees to be solely responsible for all Leasing Costs (for purposes of this Section 10.4(e), "NEW TENANT COSTS") incurred or to be incurred in connection with any new Tenant Lease executed on or after the Effective Date, and Purchaser will pay to Seller at Closing as an addition to the Purchase Price an amount equal to any New Tenant Costs paid by Seller prior to Closing.

        SECTION 10.5 DELIVERY OF REAL PROPERTY. Upon completion of the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject to the Tenant Leases and the Permitted Exceptions.

        SECTION 10.6 COSTS OF TITLE COMPANY AND CLOSING COSTS. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

                (a) Purchaser will pay (i) all premium and other costs for the Title Policy and any endorsements thereto, (ii) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (iii) the costs associated with any modifications, updates, or recertifications of the Existing Survey, (iv) Purchaser's attorney's fees; (v) 1/2 of all of the Title Company's escrow and closing fees, if any,
(vi) any intangibles tax imposed as result of Purchaser's financing, (vii) any prepayment premium and associated fees actually required by The Travelers Insurance Company to be paid at Closing as a result of the repayment of the Traveler's Loan (collectively, the "PREPAYMENT PREMIUM"), and (viii) all recording fees other than that of the Deed;

                (b) Seller will pay (i) transfer tax resulting from the conveyance of the Property, (ii) 1/2 of all of the Title Company's escrow and closing fees, (iii) Seller's attorneys' fees and (iv) all recording fees imposed on the Deed;

                (c) Any other costs and expenses of Closing not provided for in this Section 10.6 shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located; and

                (d) If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.

        SECTION 10.7 POST-CLOSING DELIVERY OF TENANT NOTICE LETTERS. Immediately following Closing, Purchaser will deliver to each Tenant (via messenger or certified mail, return receipt requested) a written notice executed by Purchaser and Seller (i) acknowledging the sale of the

Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the "TENANT NOTICE LETTERS"). Purchaser shall provide to Seller a copy of each Tenant Notice Letter promptly after delivery of same, and proof of delivery of same promptly after such proof is available. This
Section 10.7 shall survive Closing.

                                   ARTICLE XI
                                    BROKERAGE

        SECTION 11.1 BROKERS. Seller agrees to pay to CB Richard Ellis, a Georgia licensed real estate broker ("BROKER"), a real estate commission at Closing (but only in the event of Closing in strict compliance with this Agreement) pursuant to a separate agreement. The payment of the commission by Seller to Broker will fully satisfy the obligations of the Seller for the payment of a real estate commission hereunder. Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent to the other that no real estate brokers, agents or finders' fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will indemnify, defend and hold the other party harmless from any brokerage or finder's fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI will survive any Closing or termination of this Agreement.

        SECTION 11.2 BROKER'S LIEN WAIVER. At least one (1) Business Day prior to the Closing Date, Broker shall deliver to the Title Company a broker's lien waiver which includes, without limitation, (a) an acknowledgment by Broker of the receipt of the entire balance due to Broker for all services rendered by Broker relating to the Land, (b) a waiver by Broker of any claim or lien which Broker may have against Purchaser, Seller, or the Land by reason of the transaction contemplated by this Agreement, and (c) an indemnity by Broker of Seller and Purchaser from and against any such claim or lien which may be asserted by any agent, broker or other intermediary by reason of any act or agreement of Broker.

                                  ARTICLE XII
                                 CONFIDENTIALITY

        SECTION 12.1 CONFIDENTIALITY. Subject to the provisions of Section 17.16, Seller and Purchaser each expressly acknowledges and agrees that, unless and until the Closing occurs, the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, investors, clients, partners, directors, shareholders and lenders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder or as otherwise required by applicable law. Purchaser further acknowledges and agrees that, except as provided in this
Section 12.1, in Section 5.2(b) and in Section 17.16, until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this
Article XII that is (a) rightfully of public record or within the public domain, or (b) in connection with that party's enforcement of its rights following a disagreement hereunder, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel. To the extent of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall govern. The provisions of this
Article XII will survive any termination of this Agreement.

                                  ARTICLE XIII
                                    REMEDIES

        SECTION 13.1 DEFAULT BY SELLER. In the event the Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser's sole and exclusive remedy, elect by notice to Seller within thirty (30) Business Days following the scheduled Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from the Title Company the Earnest Money Deposit (and the Independent Consideration shall be paid to Seller) whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b) seek to enforce specific performance of the Agreement, and in either event, Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for damages of any type or kind including, without limitation, consequential or punitive damages. Failure of Purchaser to make the foregoing election within the foregoing thirty
(30) Business Day period shall be deemed an election by Purchaser to terminate this Agreement and receive from the Title Company the Earnest Money Deposit, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser's remedies at law, in equity or as herein provided in the event of a breach by Seller of any of the Closing Surviving Obligations after Closing or the Termination Surviving Obligations after termination.

        SECTION 13.2 DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. PURCHASER AND SELLER HEREBY AGREE THAT (i) AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, TOGETHER WITH ALL INTEREST ACCRUED THEREON, IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY, AND (ii) SUCH AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER'S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, AND WILL BE SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY DEFAULT OF PURCHASER RESULTING IN THE FAILURE OF CONSUMMATION OF THE CLOSING, WHEREUPON THIS AGREEMENT WILL TERMINATE AND SELLER AND

PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.2 HEREIN WILL LIMIT SELLER'S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS OR THE TERMINATION SURVIVING OBLIGATIONS.

        ____________________________            ____________________________
        Purchaser Initials                      Seller Initials

        SECTION 13.3 CONSEQUENTIAL AND PUNITIVE DAMAGES. EACH OF SELLER AND PURCHASER WAIVE ANY RIGHT TO SUE THE OTHER FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES FOR MATTERS ARISING UNDER THIS AGREEMENT. THIS SECTION 13.3 SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT.


                                  ARTICLE XIV
                                     NOTICES

        SECTION 14.1 NOTICES. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, or (d) facsimile (providing that such facsimile is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of facsimile transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

        To Purchaser:     Harvard Property Trust, LLC
                          15601 Dallas Parkway, Suite 600
                          Addison, Texas  75001
                          Attn:    Mr. Jon Dooley
                          Fax:     (214) 655-1610

        with copy to:     Powell & Coleman, L.L.P.
                          8080 N. Central Expressway, Suite 1380
                          Dallas, Texas 75206
                          Attn:    Patrick M. Arnold, Esq.
                          Fax:     (214) 373-8768

        To Seller:        c/o Hines Interests Limited Partnership
                          Three First National Plaza

                          20 West Madison, Suite 440
                          Chicago, Illinois 60602
                          Attention:  Mr. C. Kevin Shannahan
                          Telecopy No. (312) 346-4180

        with copy to:     c/o Hines Interests Limited Partnership
                          2800 Post Oak Boulevard
                          Houston, Texas  77056
                          Attn:    Tom Owens
                          Fax:     (713) 966-2636

        with copy to:     GE Real Estate
                          1818 Market Street, Suite 2620
                          Philadelphia, PA 19103
                          Attn: Asset Manager -- HSOV
                          Facsimile:  (215) 772-2980

        with copy to:     GE Real Estate
                          292 Long Ridge Road
                          Stamford, Connecticut  06972
                          Attn: Paul C. Mundinger II, Esq.
                          Facsimile:  (203) 357-6768

        with copy to:     King & Spalding LLP
                          191 Peachtree Street, N.E.
                          Atlanta, Georgia 30303-1763
                          Attn:  D. Clayton Howell, Esq.
                          Facsimile:  (404) 572-5148

                                   ARTICLE XV
                          ASSIGNMENT AND BINDING EFFECT

        SECTION 15.1 ASSIGNMENT; BINDING EFFECT. Purchaser will not have the right to assign this Agreement without Seller's prior written consent. Notwithstanding the foregoing, Seller may assign its rights under this Agreement to an Affiliate and, subject to Section 16.1(d), Purchaser may assign its rights under this Agreement to a Permitted Purchaser Assignee (as hereinafter defined) without the consent of the non-assigning party, provided that any such assignment does not relieve the assigning party of its obligations hereunder. This Agreement will be binding upon and, subject to Section 16.1(d), inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement. For purposes of this Section 15.1, the term "PERMITTED PURCHASER ASSIGNEE" shall mean: (a) an Affiliate of Purchaser; (b) any fund or entity sponsored by Purchaser; or (c) any entity that retains Purchaser or a company affiliated with Purchaser to manage the Property. Each such Permitted Purchaser Assignee, as part of such assignment and assumption, shall expressly acknowledge and agree to the terms of this Agreement, including, without limitation, Sections 5.5, 5.6 and 5.7 and this Article XVI. Moreover, upon the assignment of this Agreement to a Permitted Purchaser Assignee, Purchaser shall deliver to Seller either (i) a certificate executed by such Permitted Purchaser Assignee making the representations and warranties set forth in Section 8.2 hereof (with the representation set forth in Section 8.2(a) modified as appropriate to conform to the identity of the Permitted Purchaser Assignee); or (ii) a certificate executed by Purchaser certifying that such Permitted Purchaser Assignee is in compliance with the representations and warranties set forth in Section 8.2 hereof (with the representation set forth in Section 8.2(a) modified as appropriate to conform to the identity of the Permitted Purchaser Assignee).

                                   ARTICLE XVI
              PROCEDURE FOR INDEMNIFICATION AND LIMITED SURVIVAL OF
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

        SECTION 16.1    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                (a) Notwithstanding anything to the contrary contained in this Agreement, (1) the representations and warranties of Seller set forth in
Section 8.1 and Seller's liability under Section 8.1, and (2) the covenants in
Section 3.2(b) and Seller's liability under Section 3.2(b), will survive the Closing for a period of one (1) year. Purchaser will not have any right to bring any action against Seller as a result of (i) any untruth, inaccuracy or breach of such representations and warranties under Section 8.1, or (ii) the failure of Seller to perform its obligations under Section 3.2(b), unless and until the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies, breaches and failures exceeds $50,000, and then only to the extent of such excess. In addition, in no event will Seller's liability for all such untruths, inaccuracies, breaches, and/or failures under Sections 3.2(b) and 8.1 (including Seller's liability for attorneys' fees and costs in connection with such untruths, inaccuracies, breaches and/or failures) exceed, in the aggregate, $1,000,000.

                (b) Seller shall have no liability with respect to any of Seller's representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains actual knowledge (from whatever source, including, without limitation, any tenant estoppel certificates, as a result of Purchaser's due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller's agents and employees) that contradicts any of Seller's representations, warranties or covenants herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

                (c) The Closing Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Closing documents delivered at the Closing. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.

                (d) In the case of any assignment or sale of interests in the Property to TIC Investors (as hereinafter defined): (i) the knowledge of Purchaser and its Affiliates shall be deemed imputed to the TIC Investors for purposes of this Agreement, (ii) Behringer Harvard TIC Management Services LP, a Texas limited partnership and an Affiliate of Purchaser, shall act as sole agent for notices to be provided to Purchaser and (iii) the TIC Investors shall have no right to make claims or give notices under this Agreement except by and through the agent referred to in clause (ii) of the preceding sentence, and then only in the event such claims or notices are brought on behalf of all of the TIC Investors and the other owners of the Property. Purchaser hereby agrees to indemnify, defend and hold Seller and its members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys' and consultants' fees) brought by any of the TIC Investors or any other party in connection with the solicitation of the TIC Investors other than claims arising from Seller's breach of this Agreement or Seller's breach of an express representation or warranty set forth in this Agreement or in any of the documents to be delivered at Closing, which in either event, must be brought by the TIC Investors, if at all, in accordance with the terms of this Section 16.1(d).

                                  ARTICLE XVII
                                  MISCELLANEOUS

        SECTION 17.1 WAIVERS. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

        SECTION 17.2 RECOVERY OF CERTAIN FEES. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys' fees and costs resulting therefrom, subject, however, in the case of Seller, to the limitations set forth in Section 16.1 above. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

        SECTION 17.3 TIME OF ESSENCE. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

        SECTION 17.4 CONSTRUCTION. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

        SECTION 17.5 COUNTERPARTS. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original or faxed signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original or faxed counterparts will collectively constitute a single agreement.

        SECTION 17.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 17.7 ENTIRE AGREEMENT. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

        SECTION 17.8 GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

        SECTION 17.9 NO RECORDING. The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded.

        SECTION 17.10 FURTHER ACTIONS. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

        SECTION 17.11 NO OTHER INDUCEMENTS. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

        SECTION 17.12 EXHIBITS. EXHIBITS A through K, inclusive, are incorporated herein by reference.

        SECTION 17.13 NO PARTNERSHIP. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

        SECTION 17.14 LIMITATIONS ON BENEFITS. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker or any Tenant) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

        SECTION 17.15 EXCULPATION. In no event whatsoever shall recourse be had or liability asserted against any of Seller's partners, members, shareholders, employees, agents, directors, officers or other owners of Seller or their respective constituent partners. Seller's direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller under this Agreement and the Closing documents.

        SECTION 17.16 TIC INVESTORS. Purchaser has advised Seller that, after the expiration of the Inspection Period, Purchaser may solicit investments in the Property from investors that will acquire undivided interests in the Property and become tenants-in-common therein ("TIC INVESTORS"). Notwithstanding anything contained in this Agreement to the contrary, Seller and Purchaser agree as follows: (a) after the expiration of the Inspection Period, Purchaser shall have the right to distribute information about the Property and this Agreement to brokers who may facilitate the sale of such tenant in common interests and to potential TIC Investors and their advisors; (b) subject to Section 16.1(d), Purchaser shall have the right to assign its rights under this Agreement to TIC Investors that invest in the Property and/or cause Seller to convey the Property directly to such TIC Investors; and (c) after the expiration of the Inspection Period, Purchaser may undertake other activities to accommodate the sale of tenant in common interests and substitute TIC Investors for all or a portion of the Purchaser's interests hereunder or in the Property. Purchaser acknowledges and agrees that in so soliciting the TIC Investors, Purchaser is not acting as Seller's agent and is not authorized to make representations or warranties on behalf of Seller.

        IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

        PURCHASER:

        HARVARD PROPERTY TRUST, LLC,
        a Delaware limited liability company


        By:
           -----------------------------------------
               Name:
                    --------------------------------
               Title:
                     -------------------------------


        SELLER:


        HSOV ASHFORD PERIMETER, LLC,
        a Delaware limited liability company

        By:      HINES SUBURBAN OFFICE VENTURE, L.L.C.
                 a Delaware limited liability company,
                 its sole member

                 By:      HINES SUBURBAN LIMITED PARTNERSHIP,
                          a Texas limited partnership,
                          its Manager

                          By:      HINES FUND MANAGEMENT, L.L.C.
                                   a Delaware limited liability company,
                                   its General Partner

                                   By:     HINES INTERESTS LIMITED PARTNERSHIP
                                           a Delaware limited partnership,
                                           its sole member

                                           By:      HINES HOLDINGS, INC.,
                                                    a Texas corporation,
                                                    its General Partner


                                                    By:    _____________________
                                                    Name:  _____________________
                                                    Title: _____________________


Agreement of
Purchase and Sale


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

                            JOINDER BY TITLE COMPANY

        Partners Title Company, referred to in this Agreement as the "Title Company," hereby acknowledges that it received this Agreement executed by Seller and Purchaser on the __________ day of November, 2004 and accepts the obligations of the Title Company as set forth herein. The Title Company hereby agrees to hold and distribute the Independent Consideration and Earnest Money Deposit and interest thereon, and Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.


        PARTNERS TITLE COMPANY


        By:____________________________________
        Printed Name:__________________________
        Title:_________________________________



Agreement of
Purchase and Sale

                                JOINDER BY BROKER

        The undersigned Broker joins herein to evidence such Broker's agreement to the provisions of Section 11.1 and to represent to Seller and Purchaser that such Broker (i) knows of no other brokers, salespersons or other parties entitled to any compensation for brokerage services arising out of this transaction other than those whose names appear in this Agreement, (ii) has not made any of the representations or warranties specifically disclaimed by Seller in Section 16.1 and (iii) is duly licensed and authorized to do business in the State of Georgia.

                                CB RICHARD ELLIS, INC.


Date:  ________, 2004           By:__________________________________________
                                Printed Name:________________________________
                                Title:_______________________________________

                                Address:    3348 Peachtree Road, N.E.
                                            Suite 900
                                            Atlanta, Georgia 30326


License No.:_________________________
Tax I.D. No.:________________________


Agreement of
Purchase and Sale



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